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                                                                  EXHIBIT 4(i).5

                           CERTIFICATE OF AMENDMENT
                      OF THE CERTIFICATE OF INCORPORATION
                         OF AMERAC ENERGY CORPORATION



     AMERAC ENERGY CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "GCL"), DOES HEREBY CERTIFY as follows:

     FIRST: The Certificate of Incorporation is hereby amended by adding to the Certificate of Designations of the Corporation's $4.00 Senior Preferred Stock, $1.00 par value, which was filed with the Secretary of State of the State of Delaware on March 20, 1995, which is a part of the Corporation's Certificate of Incorporation, a new Section 9 in the following form:

     "Section 9. Conversion. Notwithstanding anything to the contrary contained herein, at 9:00 A.M., Texas Time, on July 12, 1996 (the "Effective Time"), by virtue of this Section 9 and without any action on the part of any holder of the Senior Preferred Stock, each issued and outstanding share of the Senior Preferred Stock, shall be converted into nine (9) shares of Common Stock. As the Effective Time each share of outstanding Senior Preferred Stock shall automatically be canceled on the books of the Company and each such share of Senior Preferred Stock shall at such time be replaced on the books of the Company with nine (9) shares of Common Stock and each holder of Senior Preferred Stock immediately prior to the Effective Time shall, at the Effective Time, cease being a holder of the Senior Preferred Stock and will commence being a holder of the Common Stock. As soon as practicable subsequent to the Effective Time, the Company's transfer agent shall deliver to each former Senior Preferred Stock holderg certificates evidencing nine (9) shares of Common Stock for each share of Senior Preferred Stock held immediately prior to the Effective Time, by such holder.

     SECOND: The amendment to the Certificate of Incorporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the GCL.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jeffrey B. Robinson, its President, this 12th day of July 1996.


                                        AMERAC ENERGY CORPORATION


                                        By:  /s/ JEFFREY B. ROBINSON
                                           -------------------------------------
                                              Jeffrey B. Robinson, President